Exhibit 4.2

Company Order

December 14, 2015

The Bank of New York Mellon Trust Company, N.A.,

as Trustee

2 N. LaSalle Street, Suite 1020

Chicago, Illinois 60602

Attention: Corporate Trust

Ladies and Gentlemen:

Application is hereby made to The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee (the “Trustee”), under the Indenture dated as of June 1, 2006 (the “Indenture”), between Ameren Illinois Company (as successor to Illinois Power Company), an Illinois corporation (the “Company”), and the Trustee for the authentication and delivery of $250,000,000 aggregate principal amount of the Company’s 4.15% Senior Secured Notes due 2046 (the “Notes”), pursuant to the provisions of Article II of the Indenture. The Company, at any time and from time to time, without the consent of the holders of the Notes, may deliver additional Notes of the same series executed by the Company to the Trustee for authentication, having the same terms and conditions (including the same CUSIP number) as the Notes authenticated pursuant hereto in all respects, except for the date of original issuance, the offering price and, if applicable, the initial interest accrual date and the initial interest payment date. Such additional Notes shall be part of the same series as the Notes authenticated pursuant hereto. All capitalized terms not defined herein that are defined in the Indenture shall have the same meaning as used in the Indenture.

In connection with this Company Order, there are delivered to you herewith the following:

1.	Certified copies of the resolutions adopted by the Board of Directors of the Company authorizing this Company Order and the issuance and sale of the Notes by the Company pursuant to Section 2.05(c)(1) of the Indenture;

2.	Opinions of Counsel addressed to you pursuant to Section 2.05(c)(2) of the Indenture;

3.	Independent Expert’s certificate pursuant to Section 2.05(c)(3) of the Indenture;

4.	Officers’ Certificate pursuant to Section 2.05(c)(4) of the Indenture;

5.	A Global Note representing the Notes executed on behalf of the Company in accordance with the terms of Section 2.05(a) of the Indenture, specifying the terms of the Notes (which terms are incorporated by reference herein); and

6.	Pursuant to Section 2.05(c)(3) of the Indenture, the Company’s Senior Note Mortgage Bonds designated “First Mortgage Bonds, Senior Notes Series II” (the “Bonds”) in the principal amount of $250,000,000 relating to the Notes, fully registered in the name of the Trustee in trust for the benefit of the Holders from time to time of such Notes.

The Global Note representing the Notes is to be held for delivery through the facilities of The Depository Trust Company (“DTC”) to BNP Paribas Securities Corp., on behalf of the several underwriters thereof, against payment therefor at the closing in respect of the sale thereof, such closing to be held at 10:00 a.m., New York time, December 14, 2015, at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York 10178. You are hereby instructed to authenticate the Global Note representing the Notes in the name of CEDE & Co. as registered holder and to hold it as custodian for DTC.

[Rest of the page intentionally left blank]

Please acknowledge receipt of the Global Note representing the Notes, the instructions referred to above and the supporting documentation pursuant to the Indenture referred to above (including the Bonds in trust for the benefit of the Holders).

Very truly yours,

Ameren Illinois Company

By:	/s/ Ryan J. Martin
	Name:	Ryan J. Martin
	Title:	Assistant Vice President and Treasurer

Receipt from the Company of the Global Note representing the Notes, certain instructions related thereto and the supporting documentation pursuant to the Indenture (including the Bonds in trust for the benefit of the Holders) in connection with the authentication and delivery of the Notes is hereby acknowledged.

The Bank of New York Mellon Trust Company, N.A., as Trustee

By:	/s/ Valère Boyd
	Name:	Valère Boyd
	Title:	Vice President

4